Exhibit 23.5
CONSENT OF TM CAPITAL CORP.
     We hereby consent to the use and incorporation by reference in this Registration Statement on Form S-4 being filed by Magellan Petroleum Corporation (the “Company”) of our opinion dated January 23, 2006 which appeared as Appendix B to the prospectus/proxy statement dated January 27, 2006 (the “Prospectus”), which was contained in the Company’s prior Registration Statement on Form S-4 (File No. 333-129329, declared effective by the Securities and Exchange Commission on January 26, 2006, the “Prior Registration Statement”), which Prior Registration Statement is incorporated by reference into this Registration Statement, and to the description of such opinion and to the references to our name contained in the Prospectus under the heading “Opinion of TM Capital and Baron Partners, Financial Advisors to Magellan”.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement or the prior Registration Statement within the meaning of the term “experts” as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

TM CAPITAL CORP.
By:	/s/ W. Gregory Robertson
	Name:	W. Gregory Robertson
	Title:	President

New York, New York
February 23, 2006